Exhibit 10.3
BINDING TERM SHEET
May 13, 2011
Subject only to the negotiation (and subsequent execution) of definitive documentation, which the hereby parties agree to conduct promptly and in good faith, this Term Sheet sets forth the terms and conditions pursuant to which the parties hereto agree to proceed with and consummate the transactions described herein.

LSGC Holdings:	LSGC Holdings LLC (“LSGC Holdings”) currently holds ~154 million shares of common stock in Lighting Science Group Corporation (“LSG”), a publicly traded company (OTC:LSCG).

Members of LSGC Holdings include certain Class A Members and Class B Members (the “Existing Members”), as scheduled in the “FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LSGC HOLDINGS LLC” (the “LLC Agreement”). The rights and distribution preferences of each of the Existing Members are described in the LLC Agreement.

Investor:	Continental Casualty Company or its subsidiaries (the “Investor”).

Investment:	The Investor would contribute $15.0 million (the “Investment”) into LSGC Holdings in exchange for a senior preferred member interest in LSGC Holdings (the “Preferred Member Interest”).

Preference and Dividends:	The Preferred Member Interest would have a liquidation preference senior to any distributions to any member of LSGC Holdings in an amount equal to the Investment plus the Accrued Dividend, as defined below (the “Liquidation Preference”) other than to any members which hold preferred interests which are pari passu with respect to liquidation preference and distributions to the Preferred Member Interest and issued in accordance with the provisions of additional preferred member interests in the “Protective Provisions” section of this Term Sheet.

The “Accrued Dividend” will be equal to 7% dividend on the Liquidation Preference (compounded annually) for the first three years from the consummation of the Investment.

Thereafter, dividends will be payable in cash quarterly at a rate of 15% per year on the Liquidation Preference (the first such dividend payment to be made on the anniversary of the Investment occurring in 2015).

Redemption:	The Preferred Member Interest in whole, but not in part without the consent of the Preferred Member, may be redeemed in cash at any time by LSGC Holdings in exchange for aggregate consideration equal to the Liquidation Preference (the “Redemption”).

Use of Proceeds:	LSGC Holdings will use the proceeds from the Investment to purchase 3.75 million shares of common stock (the “Purchased Stock”) from LSG at a price of $4.00 per share.

Common Stock:	In further consideration of the Investment, LSGC Holdings will distribute to the Investor an aggregate of 1.125 million (i.e., 30%) of the Purchased Stock to be held directly by the Investor (and independent of LSGC Holdings), in accordance with the following schedule (the “Investor Stock”) and subject to standard anti-dilution provisions:

(a) 562,500 shares in connection with the consummation of the Investment;

(b) 281,250 shares upon the first anniversary of the Investment; and

(c) 281,250 million shares upon the second anniversary of the Investment.

Notwithstanding the above schedule, no portion of the Investor Stock will be distributed to the Investor subsequent to the Redemption.

The Investor Stock may not be sold until the expiration of the Lock-up Period, as described in the “LOCK-UP AGREEMENT” between LSGC Holdings and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, dated February 10, 2011.

Protective Provisions:	The then outstanding Liquidation Preference will become due and payable to the Investor upon the occurrence of any of the following:

(a) sale of any LSG common stock by LSGC Holdings (other than with respect to the distribution of the Investor Stock to the Investor, as described above); or

(b)  the incurrence of any debt by LSG on a consolidated basis other than the greater of (1) a working capital facility in the ordinary course of business and usual and customary terms not to exceed $75 million (the “Working Capital Facility) and (2) the total of i) any unsecured debt and ii) the Working Capital Facility, not to exceed 3x LTM EBITDA.

In connection with the consummation of the Investment, LSGC Holdings will be precluded from incurring i) any additional preferred equity at the time of issuance of such preferred equity in excess of the Liquidation Preference of the Preferred Member Interest less $1 or ii) any indebtedness. Any additional preferred equity incurred in accordance with the foregoing cannot be redeemed prior to the redemption of the Investment. Any additional preferred equity interest cannot be issued on terms more favorable than the Preferred Member Interest without giving the Preferred Member the right to have the terms of the Preferred Member Interest changed to reflect the terms of the additional preferred member interest.

While the Preferred Member Interest is outstanding, LSGC Holdings will not make any distributions including, but not limited to redemptions on any membership interests in LSGC Holdings other than to any members which hold preferred interests which are pari passu with respect to liquidation preference and distributions to the Preferred Member Interest and issued in accordance with the provisions of additional preferred member interests in the “Protective Provisions” section of this Term Sheet.

Representations and	LSGC Holdings hereby represents and warrants to the Investor as of the date hereof as follows:
Warranties:	(a) LSG has received $7.0 million in insurance proceeds related to the key-man life insurance policy as previously disclosed to the Investor.

(b)  Concurrently with the Investment, LSGC Holdings II LLC will convert its currently outstanding $6.5 million demand note into common stock of LSG on the same terms as LSGC Holdings pursuant to the Investment.

(c) Entities affiliated with John Fredriksen have invested (in the aggregate) $25 million in common stock of LSG.

OFAC Representation:	LSGC Holdings, on behalf of itself and its Managing Member (the “Fund” and collectively, the “LGSC Entities”) is aware of the Executive Order dated September 23, 2001 regarding the prohibition of any transaction or dealing in property or other interests in property in the United States with (i) any person or entity designated as a Specially Designated National (“SDN”) by the Treasury Department’s Office of Foreign Asset Control (“OFAC”) or (ii) citizens of or governmental entities of countries designated by OFAC as Sanctioned Countries. LSGC Holdings, on behalf of itself and the Fund represents and warrants that it has procedures on an ongoing basis for screening individuals, entities, countries and/or territories prohibited pursuant to any law, regulation or Executive Order administered by OFAC, including the List of SDNs and Blocked Persons administered by OFAC to preclude such persons from becoming members in LSGC Holdings or the Fund, and LGSC Holdings, on behalf of itself and the Fund, represents and warrants that each of them adheres and will adhere to the sanctions programs administered by OFAC with respect to investments by LSGC Holdings. To the best of its knowledge and based upon reasonable due diligence, LGSC Holdings represents and warrants that neither it nor LSG has made any investments that would be prohibited by the OFAC sanctions programs as of the date of this letter.

Expenses:	The Investor would be responsible for its own incurred expenses in connection with the Investment.

Tax Matters:	The parties agree to treat the Investment as an equity interest in LSGC Holdings for all U.S. federal, state and local income tax purposes.
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          If you are in agreement with the foregoing, please sign and return to the undersigned one copy of this Term Sheet, which thereupon will constitute our agreement with respect to its subject matter.

LSGC HOLDINGS LLC

By:	Pegasus Partners IV, L.P.,
its managing member

By:	Pegasus Investors IV, L.P.,
Its general partner

By:	Pegasus Investors IV GP, L.L.C.,
Its general partner

By:	/s/ Jason Schaefer

	Name:	Jason Schaefer
	Title:	General Counsel and Secretary

Acknowledged and agreed to on the date set forth above.

CONTINENTAL CASUALTY COMPANY

By:	/s/ Edward J. Lavin

	Name:	Edward J. Lavin
	Title:	Assistant Vice President
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